Exhibit 99.1

Q1 2021

Nights and Experiences Booked

•  More than a year after the start of the pandemic, Airbnb’s business has continued to prove highly resilient, with strength in North America, domestic travel, nearby travel, and long-term stays.

64.4M
13% Y/Y (21)% Y/2Y

Gross Booking Value (GBV) • Airbnb attracted over $10B of bookings in Q1 2021, an increase of over 50% from the same prior year period as travel returns.	$10.3B
52% Y/Y 3% Y/2Y 48% Y/Y constant currency basis

Revenue • Q1 2021 revenue was up 5% year-over-year, demonstrating Airbnb’s resilience.	$887M
5% Y/Y 6% Y/2Y 3% Y/Y constant currency basis

Net Loss

•  Q1 2021 net loss was impacted by several significant items, including a $377M loss related to the repayment of debt, a $292M non-cash mark-to-market adjustment for warrants, and a $113M expense related to a lease no longer deemed necessary.

$(1,172)M

Adjusted EBITDA* • Q1 2021 Adjusted EBITDA was materially improved from a year ago due to improved variable costs, materially increased marketing efficiency, and management of fixed costs.	$(59)M

* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Q1 2021 Shareholder Letter

2020 was a year that none of us will ever forget. It was also a year when travel was fundamentally altered forever. Airbnb changed as well. In the depths of the crisis, we sharpened our focus on our core business of hosting. We got back to our roots, and back to what is truly special about Airbnb—the everyday people who host their homes and offer experiences. And through it all, we emerged as a stronger and more efficient company.

We also proved that our model is inherently adaptable. Because we have millions of Hosts who offer nearly all types of homes and experiences around the world, we were able to adapt to the new use cases guests wanted. Our business rebounded faster than anyone expected, and it showed that as the world changes, our model is able to adapt.

We believe that the changes we’ve seen in travel are long-lasting. The world is never going back to the way it was, and that means that travel is never quite going back to the way it was. But travel is starting to return. While conditions aren’t yet normal, they are improving, and we expect a travel rebound unlike anything we have seen before.

The strength of our Q1 results indicate the beginning of this travel rebound, and how well positioned we are to take advantage of it. Our results also reflect our continued focus, financial discipline, and strong execution. We will never forget the lessons we learned last year, and we are prepared for what’s ahead. Travel is coming back and Airbnb is ready.

Q1 2021 financial results

With the rollout of vaccines and the easing of some travel restrictions, our business significantly improved in Q1 2021 compared with the same period a year ago. People’s desire to travel, combined with our tightly managed expenses, drove a return to positive topline growth with materially improved Adjusted EBITDA.

Here is a snapshot of our Q1 2021 financial performance:

•

Q1 2021 revenue increased by 5% year-over-year and exceeded Q1 2019 levels. Despite still being in a pandemic, revenue in Q1 2021 was higher than revenue in Q1 2020 and Q1 2019. This revenue increase was driven by strength in North America and higher Average Daily Rates (“ADR”) during the quarter. In comparison, revenue in Q1 2020 was significantly impacted by amounts paid to customers due to our extenuating circumstances policy to allow Hosts and guests to cancel reservations disrupted by COVID-19.

•

Several significant items impacted Q1 2021 net loss. We recorded significant items totaling $782 million, most of which were not related to our day-to-day operations. They consisted of a $377 million loss related to the repayment of term loans, $292 million for a mark-to-market adjustment for warrants associated with a term loan, and a $113 million impairment related to office space in San Francisco. We also recorded $229 million of stock-based compensation expense during the quarter. Total Q1 2021 net loss was $1.2 billion.

•

Q1 2021 Adjusted EBITDA materially improved due to a reduction in operating expenses. In Q1 2021, our Adjusted EBITDA was $(59) million, compared to $(334) million in Q1 2020.[1] Due to variable cost improvements, increased marketing efficiency, and disciplined fixed cost management, all operating expense line items were down from Q1 2020 (excluding stock-based compensation expense and a reduction in our reserve for lodging taxes in Q1 2020).

Business highlights

Our strong financial results in Q1 2021 were driven by a number of positive business trends that we believe will sustain as travel recovers. Here are some of the key highlights from the quarter:

•

People are ready to travel. As vaccines become more widely available, and restrictions ease, there are signs that people are ready and willing to travel. For example, we saw a sharp increase in bookings in the U.K. immediately after British Prime Minister Boris Johnson announced plans to exit lockdown in February, as well as a sharp increase in bookings in France following the easing of travel restrictions in May. And for guests aged 60 and above in the U.S., who were amongst the first groups to benefit from vaccine rollouts, searches on our platform for summer travel increased by more than 60% between February and March 2021.

•

Airbnb supports the new ways that people want to travel. The adaptability of our model has enabled us to serve emerging travel trends throughout the pandemic. Areas of strength included North America, domestic travel, nearby stays, long-term stays, and stays in less-densely populated areas. We’ve also seen growth in family and group travel, especially outside of cities. These areas of strength were reflected in our Q4 2020 results and continued in Q1 2021.

•

Guests aren’t just traveling on Airbnb, they are living on Airbnb. Nearly a quarter (24%) of our nights booked (prior to cancellations and alterations) in Q1 were not for traditional travel, but for long-term stays (defined as stays of 28 days or more). This was up from 14% in 2019, as an increasing number of guests are discovering that they do not need to be tethered to one location to live and work. In addition, during Q1 2021, 50% of nights booked (prior to cancellations and alterations) were from stays of at least seven nights.

•

Guests are confident in booking travel further in advance. The time between when guests make their bookings on Airbnb and when they expect to complete their stays has increased. We typically see booking lead times sequentially lengthen from Q4 to Q1 when guests start to book travel for later in the year. Even taking normal seasonal patterns into consideration, we have seen lead times lengthen during Q1 2021. In March 2021, lead times were almost on par with those of March 2019. Overall global lead times averaged over 40 days in Q1 2021.

•

Our millions of Hosts are ready to welcome guests. We have seen increases in supply in the regions that are most popular with guests today: active listings in non-urban areas in Q1 2021 increased almost 30% from the same period in 2019. Our global community of 4 million Hosts across nearly 100,000 cities around the world are ready to welcome guests as urban and cross-border travel recovers. Overall, the number of active listings and experiences was consistent with Q4 2020.

1 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

2021 Plan

Our priority is to prepare for the coming travel rebound. To do this, we are perfecting our existing product by improving the entire end-to-end experience of our core service for both Hosts and guests. We are focused on the following areas:

•	Educating the world about what makes Airbnb different—hosting
•	Recruiting more Hosts and setting them up for success
•	Simplifying the guest journey
•	Delivering world-class service

We are making great progress against this plan and are delivering significant improvements to our platform.

May 24th special announcement

On May 24, we will be announcing the most comprehensive update to Airbnb’s service in 12 years. We’ll share insights on how travel is not only recovering, but fundamentally changing. To prepare for this rebound and the future of travel, we’ll unveil a simpler and more inspiring guest experience, and upgrades that make it even easier for anyone to be a Host.

To watch the announcement, visit airbnb.com on Monday, May 24.

Educating the world about Airbnb

In late February 2021, we launched our first large-scale marketing campaign in five years, Made possible by Hosts. Through the campaign, we are educating guests about the benefits of being hosted and inspiring more people to become Hosts. By using real photos that guests took on their trips, the campaign illustrates what the experience of being hosted feels like. The campaign launched on television and digital channels in five of our largest markets: the U.S., France, the U.K., Canada and Australia. We will be expanding the campaign to Italy and Spain in Q2.

Our campaign (above and on cover) captured the magic of what Hosts make possible on Airbnb. Here, Paz and Matias explore a geodesic dome (one of our unique listings) in Región de Valparaíso, Chile on a stay made possible by Superhost Matthieu.

While it is still early, the campaign is being well received and has driven an increase in visitors to Airbnb. In the five countries where we launched the campaign, overall traffic to our platform has grown at a faster rate than the rest of the world. We also saw an increase in the number of people making their first booking on Airbnb following the launch of the campaign. And based on survey data, the campaign is driving meaningful increases in guest favorability towards our brand.

Recruiting more Hosts

We have a comprehensive approach to recruiting more Hosts on Airbnb. To build on the momentum of our Made possible by Hosts campaign, we recently launched an accompanying digital campaign that focuses on recruiting new Hosts. We’ve taken a targeted approach by investing in high-priority geographies in our largest markets. Since the campaign launched, we’ve seen an increase in traffic of prospective Hosts in these markets.

When new Hosts list their homes on Airbnb, they typically get booked within days. For new listings that were both activated and booked in Q1 2021, 50% received a reservation within four days of activation, and 75% received a reservation within 12 days. During the pandemic, Hosts in more than 60,000 cities and 220 countries and regions received their first booking.

We’ve also audited and completely redesigned the end-to-end experience of becoming a Host on Airbnb. Our new hosting welcome page features stories and video testimonials from experienced Hosts to help and inspire others to get started. We are simplifying the process for creating a new listing from dozens of steps down to just 10. We are also making it easier for Hosts to determine “What’s my place worth?” with our updated and more accurate estimated earnings calculator. On May 24, we will share all of this and more to make it easier for new Hosts to join Airbnb.

Our new Welcome to Hosting page inspires with articles and testimonials.	A new calculator helps future Hosts easily determine their earnings potential.	Listing a new space on Airbnb has been dramatically simplified for new Hosts.

HOST SPOTLIGHT

55%	58%
Hosts are women	Superhosts are women

The COVID-19 pandemic has had a disproportionate economic impact on women around the world, with millions of them losing their jobs or their livelihoods. Airbnb has long been an economic empowerment engine for women: 55% of our Host community and 58% of all Superhosts are women.

Many of these women are taking advantage of the opportunity to host on Airbnb during the pandemic to generate extra income, or even to build their own businesses. Between March 11, 2020 (when COVID-19 was officially declared a global pandemic) and the same date in 2021, the average new Host with only one listing in the U.S. earned more than $8,000. This amount is more than five times larger than the typical 2021 stimulus check, and $2,700 more than the typical American has in their bank account.

Below, we highlight Superhost Misty, who started hosting during the pandemic and has built a thriving business by offering guests access to a picturesque rural location. Misty is just one of the millions of women being empowered through hosting on Airbnb.

Misty — Superhost in Gatlinburg, Tennessee

HOST SPOTLIGHT

In the midst of the pandemic in July 2020, Misty decided to go on a family vacation close to home to celebrate her birthday, staying at a listing just outside of Gatlinburg, Tennessee. She and her husband Bryan were so pleased with being hosted in such a spacious home, with plenty of room for her three teenagers and majestic views of The Great Smoky Mountains, that when the Host mentioned he was planning to sell the home, they jumped at the chance to buy it. Misty spruced up the property and embarked on a new adventure as a Host. Like many Hosts before her, Misty first joined Airbnb as a guest. She then made the leap into hosting and joined a large community of successful and entrepreneurial female Hosts.

Misty had a feeling that other families would love the home as much as they had, especially while COVID restrictions on travel were changing the choices and preferences for vacations. Suddenly, the rural setting, clean air, and easy access to the outdoors were a big plus. The home is close to miles and miles of hiking trails, picnic areas, horseback riding, camping, and skiing. In what she describes as a “very family-friendly’’ environment, Misty goes above and beyond to make her guests feel at home, and to give them the information they need to make the most of the area. “I send them to the hiking trails that not too many people know about,” she said. “There’s one place called Troll Bridge in an area called Elkmont. It’s an old community and there’s a really cool creek flowing under the bridge. It’s a little local spot that doesn’t tend to be as crowded as the more popular trails.”

Misty’s Smoky Mountains hosting journey may have started by happenstance, but it turns out that it’s a perfect match for her skills and interests. Her passion for the area, and for providing the hospitality that will elevate a guest’s stay, has resulted in a very successful business. “I love it when guests really enjoy themselves and we are able to share the beauty of this area that we have loved for so long,” Misty explained. “We hear from people all the time about how much fun they had with their family relaxing and loving the view.”

Simplifying the guest journey

In February, we launched a flexible dates feature to support guests who have more flexibility about when they travel. Instead of having to narrow down exact dates for their trip, guests are able to search for a weekend getaway, a week-long vacation, or even a month-long stay “sometime in the next few months.” By searching with flexible dates, guests can discover more Hosts to stay with. Since the feature launched, there have been more than 90 million flexible date searches. Guests who used this feature converted at a higher rate than those that did not.

In order to provide an even simpler and more inspiring guest experience, we’ve also audited and redesigned every aspect of the guest journey from top-to-bottom. We are eliminating unnecessary steps to make the entire guest flow simpler and easier to use. Now, a new guest on Airbnb will be able to go from signing up to confirming a reservation in just 60 seconds. On May 24, we will share a wide range of innovations that will simplify the guest journey and meet the changing needs of our guests.

Delivering world class service

To prepare for the travel rebound, we are improving our community support products, enhancing our safety protocols, and scaling our operations by ramping our third-party support team. As part of our improvements to support our Hosts and guests, we have completely redesigned our Help Center. We will now offer personalized guidance to easily solve issues in a few steps, expanded support in dozens of new languages, and elevated premium support for our Superhosts. On May 24, we will unveil our revamped Help Center and other new initiatives that reinforce our commitment to delivering world-class service.

To help us deliver on this commitment, Brent Potts joined us from Apple, where he spent eight years building an industry-defining portfolio of customer support channels. As Airbnb’s Vice President of Community Support, Brent will focus on continuing to improve support for our entire community. Donald Hicks also joined us as Vice President of Trust Policy & Partnerships from Twitter, and will lead Airbnb’s Community Policy, Ethics, and Crisis Management teams.

Q1 2021 Business and Financial Performance

Q1 2021

64.4M	$10.3B
Nights & Experiences Booked	Gross Booking Value
13% Y/Y	52% Y/Y
48% Y/Y constant currency basis

Q1 2021

In Q1 2021, Airbnb delivered 64.4 million Nights and Experiences Booked, representing a year-over-year increase of 13%. For the same period, Gross Booking Value (“GBV”) was $10.3 billion, representing a year-over-year increase of 52% (with a 48% percentage increase on a constant currency basis).

While we have been affected by the continued impact of COVID-19 and resulting travel restrictions around the world, we have seen many areas of resilience continue from 2020. These include North America, domestic travel, nearby travel, long-term stays, and stays in less-densely populated areas. We have also seen an increase in the growth of family and group travel, especially outside of cities.

On a regional basis, North America has been our strongest region during the pandemic, which we continued to see in Q1 2021. Nights booked (prior to cancellations and alterations) in North America, primarily driven by the U.S., increased to slightly above the level achieved in the same quarter of 2019. We are providing a comparison to Q1 2019 for this and other data points here, as the comparison to Q1 2020 is less relevant due to the impact of COVID-19.

In EMEA, our business was significantly impacted in Q4 2020, especially in countries that had lockdowns and cross-border travel restrictions, and which have historically relied more heavily on cross-border travel. In Q1 2021, we saw steady improvement in the region led by the U.K. and France, where there has been some easing of travel restrictions, allowing strong performance in domestic travel. We have seen significant interest in summer travel in Europe, especially in areas such as non-urban destinations in the U.K. We anticipate the pace of recovery in Europe will continue to be heavily influenced by the severity and duration of travel restrictions, but believe we are well positioned to take advantage of the recovery as they ease.

In Latin America, we saw resilience in certain countries, such as Mexico and Brazil, where domestic travel was strong. The recovery in Asia Pacific continues to take time, as many countries in the region have historically been more reliant on cross-border travel. However, we have seen modest recovery in countries such as Australia and Korea, where domestic travel has performed well.

In North America (primarily in the U.S.) and across our global regions, domestic travel continues to be a strength for Airbnb. Across all regions, nights booked (prior to cancellations and alterations) for domestic travel in Q1 2021 exceeded that of the same period in 2019, and represented approximately 80% of nights during the quarter. In terms of travel distance, we saw the most strength for nights booked growth (prior to cancellations and alterations) where people traveled less than 50 miles to their destinations. The growth of nights booked (prior to cancellations and alterations) for people traveling between 50-300 miles was also relatively strong.

Consistent with prior quarters, demand in Q1 2021 was supported by people seeking to travel to less- densely populated and more rural locations. For example, in Q1 2021, more guests stayed in Okinawa than in Kyoto and more in Valais than in Zurich and Geneva combined. The pace of growth for nights booked (prior to cancellations and alterations) was strongest in non-urban areas during the quarter. We also saw relative strength for growth in nights booked (prior to cancellations and alterations) in what we term low-density urban locations, which are away from areas such as city centers.

Supporting the growth of travel to non-urban and low-density urban destinations has been family and group travel on Airbnb. Similar to 2020, travel by families in particular has outpaced the growth of smaller groups and solo guests, as more people have looked to travel outside of large cities.

Entering 2020 and during the pandemic, we have seen steady growth in our long-term stays (stays of at least 28 nights) as people continue to live and travel more flexibly. In Q1 2021, long-term stays represented 24% of nights booked (prior to cancellations and alterations). In addition, 50% of nights booked (prior to cancellations and alterations) were from stays of at least seven nights in Q1.

With regard to booking windows, as discussed earlier in this letter, people have started to search for and book travel further in advance of their trip. This has led to a lengthening of booking windows. In March 2021, lead times (the period between booking and check-in) were almost on par with those of March 2019. Overall global lead times averaged over 40 days in Q1 2021.

ADR averaged approximately $160 in Q1 2021, an increase of 35% year-over-year. The increase in ADR was driven by a continuation of trends that we saw in 2020, such as the strength of bookings in North America, entire homes, and non-urban destinations, all of which tend to have higher ADR. In addition, we saw increased travel by families and groups, which supported higher ADR as these guests prefer larger listings. We have also seen modest evidence of higher pricing by Hosts in some segments where there has been higher guest demand, such as larger listings in non-urban areas.

Finally, with regard to supply, active listings and experiences were relatively stable during Q1 2021, compared with Q4 2020. Over the last year, we have seen a shift of guest demand from urban destinations toward more rural areas, with nights booked (prior to cancellations and alterations) to non-urban areas showing strong year-over-year growth in Q1 2021. We have been able to grow supply to meet this shifting demand: active listings in non-urban areas in Q1 2021 increased almost 30% from the same period in 2019.

At the same time, over 40% of our nights booked (prior to cancellations and alterations) took place in high-density urban areas in Q1 2021. While travel to top cities remains depressed, guests are booking in cities and Airbnb’s urban Hosts are ready when urban travel returns to growth.

Q1 2021
$887M	$(1,172)M	$(59)M
Revenue	Net Loss	Adjusted EBITDA
5% Y/Y
3% Y/Y constant currency basis

Q1 2021

In Q1 2021, revenue was $887 million, representing a year-over-year increase of 5% (or 3% increase on a constant currency basis). The increase in revenue was driven by higher ADR during the quarter, as well as fewer cancellations compared to Q1 2020. In Q1 2020, we applied our extenuating circumstances policy to cancellations resulting from COVID-19, which resulted in a significant reduction to revenue in March 2020.

Net loss in Q1 2021 was $1.2 billion, compared with $341 million in Q1 2020. Our net loss in Q1 2021 includes $782M of significant items, including a $377 million of loss on extinguishment of debt related to the repayment of our term loans, a mark-to-market adjustment of $292 million related to warrants issued in connection with a term loan agreement, and a $113 million of impairment for operating lease assets and leasehold improvements related to office space in San Francisco that we deemed no longer necessary given our restructuring and cost cutting efforts. Exiting this lease is expected to result in substantial long-term savings. In addition, net loss included $229 million of stock-based compensation expense.

On March 30, 2021, the fair value of our warrant liability of $1.3 billion was reclassified from liability to equity as the warrant agreements were amended and met the requirements for equity classification. These warrants will no longer be required to be remeasured to fair value each time we report our financial results.

Adjusted EBITDA for Q1 2021 was $(59) million.2 Both revenue and Adjusted EBITDA were higher in Q1 2021 compared with the same period in 2020. This was due to several factors: higher ADR, fewer cancellations, a decrease in amounts paid to customers compared with Q1 2020 (when we applied our extenuating circumstances policy to reservations impacted by COVID-19), and our efforts to reduce both variable and fixed expenses in 2021.

2 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Quarterly Revenue ($M)

Q1 2021 revenue was up 5% year-over-year, demonstrating Airbnb’s resilience.

Quarterly Net Loss ($M)

Q1 2021 net loss was impacted by certain significant items.

Quarterly Adjusted EBITDA ($M)

Q1 2021 Adjusted EBITDA was materially improved from a year ago, despite the continued impact of COVID-19 on our business.

Operating expenses in Q1 2021 included the impact of $229 million of stock-based compensation expense, which is excluded from Adjusted EBITDA. Excluding the impact of stock-based compensation expense and a reduction in reserve for certain lodging taxes recorded in Q1 2020, operating expenses declined on a year-over-year basis in all categories.3

•

Cost of revenue for Q1 2021 declined by 8% year-over-year to $255 million due to lower infrastructure spend driven by efficiency gains and cost-containment efforts, as well as lower chargeback expense.

•

Operations and support costs for Q1 2021 decreased by 16% year-over-year to $185 million. Excluding the impact of stock-based compensation, operations and support costs for Q1 2021 declined by 21% year-over-year to $174 million, driven by lower overall customer support costs relative to the same period in 2020.

•

Product development expense for Q1 2021 increased by 40% year-over-year to $363 million, primarily due to the impact of stock-based compensation. Excluding the impact of stock-based compensation, product development expense fell 7% year-over-year to $219 million. This was due to lower payroll costs as a result of a lower average headcount in our product and engineering organizations stemming from our global workforce reduction in May 2020.

•

Sales and marketing expense for Q1 2021 decreased by 28% year-over-year to $229 million. Excluding the impact of stock-based compensation and acquisition-related impacts, sales and marketing expense for Q1 2021 decreased by 37% year-over-year to $195 million. This was primarily due to a decrease in performance marketing expenses. Our strategy is to increase brand marketing and use the strength of our brand to attract more guests via direct or unpaid channels.

•

Finally, general and administrative expense for Q1 2021 increased by 107% year-over-year to $190 million. Excluding the impact of stock-based compensation, general and administrative expense for Q1 2021 increased by 78% year-over-year to $141 million. In Q1 2020, we recorded a $82 million reduction in our reserve for lodging taxes in jurisdictions in which we no longer believed a liability was probable following a favorable outcome in a related legal proceeding. Excluding stock-based compensation and this reversal in 2020, general and administrative expenses decreased by 13% year-over-year.

In Q1 2021, we reported $494 million of net cash provided by operating activities and $487 million of Free Cash Flow.4 Due to seasonal patterns, we typically experience an increase in unearned fees in the first two quarters of the year, which favorably impacts our cash from operations. Free Cash Flow as a percentage of revenue tends to be highest during this period.

As of March 31, 2021, we had $6.6 billion of cash, cash equivalents, short-term investments, and restricted cash. In addition, we had $4.0 billion of funds held on behalf of guests at the end of Q1 2021.

In March 2021, we issued $2.0 billion aggregate principal amount of 0% convertible senior notes due 2026. The initial conversion rate of the notes is 3.4645 shares of Class A common stock per $1,000 principal

3, 4 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

amount of notes, which represents an initial conversion price of approximately $288.64 per share of Class A common stock. The initial conversion price represents a premium of approximately 60% over the last reported sale price of $180.40 per share of our Class A common stock on March 3, 2021.

The net proceeds from the offering were approximately $1,979 million, after deducting the initial purchasers’ discounts and commissions and debt issuance costs. We used part of the net proceeds to fund the cost of entering into the capped call transactions described below. The remainder of the net proceeds, together with our existing cash, was used to repay our first and second lien loans with an aggregate principal balance of $1,995 million. The payoff of our term loans resulted in a loss on extinguishment of debt of $377 million. This included a cash charge of prepayment and make-whole premiums of $213 million, and the write-off of unamortized debt discount and debt issuance costs of $164 million.

In connection with the pricing of the notes, we entered into privately negotiated capped call transactions. The capped call transactions are expected generally to reduce potential dilution to our Class A common stock upon conversion of the notes or at our election (subject to certain conditions) and/or offset any cash payments we are required to make in excess of the aggregate principal amount of converted notes, as the case may be, with such reduction or offset subject to a cap. The cap price of the capped call transactions is initially $360.80, which represents a premium of 100% over the last reported sale price of our Class A common stock of $180.40 per share on March 3, 2021, and is subject to certain adjustments under the terms of the capped call transactions.

Unearned fees totaled $946 million at the end of Q1 2021, compared to $408 million at the end of Q4 2020. The sequential increase was primarily a result of higher GBV due to seasonality, combined with an increasing number of people feeling more comfortable booking travel further out in the year.

For the quarter ended March 31, 2021, our weighted-average fully diluted share count was approximately 680 million. This excludes the impact of our recently issued convertible senior notes and is calculated using the treasury stock method.

Outlook

We are proud of our strong recent performance, driven by our ability to adapt to the ways people have been traveling during the pandemic, including to rural markets, domestic travel, and long-term stays. As we look forward, Airbnb is well positioned for the coming travel rebound. When guests return to cities and cross-border travel re-opens, our Hosts will be ready.

In the near term, we anticipate that year-over-year comparisons for Nights and Experiences Booked and GBV will continue to be volatile and unreliable measures of the steady-state growth of our business. This is due to the significant increase in cancellations that we experienced in Q2 2020 and changes in the historically more predictable booking patterns.

For Nights and Experiences Booked, we expect Q2 2021 will be significantly higher than the highly depressed levels of Q2 2020, but below that of Q2 2019. We expect GBV in Q2 2021 to be higher than that of Q2 2019, given the increase in ADR we have experienced since the pandemic began. For April, we have seen improving trends relative to March in both Nights and Experiences Booked and GBV.

We expect revenue in Q2 2021 to be significantly higher than that of Q2 2020, given the impact of COVID-19 on the prior year period, and to be at a similar level to that of Q2 2019. In Q2 2021, we expect the positive momentum of recovery experienced in Q1 2021 to be partially offset by the continued uncertainty of travel restrictions and lockdowns in EMEA.

The overall pace of the early stages of the travel recovery, and the improvement it has driven in our business, have been relatively rapid. In fact, the pace of recovery in Q1 and in Q2 to date has exceeded our internal expectations from when we entered 2021.

However, it remains too early to predict if the recovery will continue at the same pace in the second half of 2021. Although we have seen booking lead times start to lengthen when compared with Q4 2020, we continue to have limited visibility for growth trends in the second half of 2021. With the increased availability of vaccines and the easing of some travel restrictions, there has been greater willingness by guests to search for and book travel later in the year. Offsetting this is the difficulty in predicting factors such as future COVID-19 outbreaks or travel restrictions globally, which impact the actual rate at which guests complete their stays (at which point we recognize revenue). Given the continued resiliency of the North American market, this uncertainty is higher outside of this region.

Our GBV, revenue, and Adjusted EBITDA have benefited from an increase in ADR during the pandemic, driven by the mix of business in segments with higher ADR. These include strength in areas such as the U.S., non-urban listings and larger properties. If our business mix changes as travel recovers, we may see a decline in our ADR in the future, which may impact our revenue and margins. For instance, an increase in cross-border travel and less relative travel in the U.S. would likely lead to lower overall ADR.

With regard to expenses, we are focused on making continued progress in expanding our Adjusted EBITDA margin as we scale. During the rest of 2021, we plan to continue to improve our variable costs, materially increase our marketing efficiency and tightly manage our fixed expenses.

As we noted last quarter, we expect our Adjusted EBITDA margins to be lower in the first half of 2021 than the second half, both due to seasonality and to investments we are making in certain areas. In Q2 2021, we expect that our Adjusted EBITDA margin will be at breakeven, to slightly positive.

Consistent with last quarter, we expect that sales and marketing expenses as a percentage of revenue in the first half of 2021 will be higher than that of the second half. This is partially due to the marketing campaign that we are running in the first half of 2021 in advance of the summer travel season.

Similarly, we expect that operations and support as a percentage of revenue in the first half of 2021 will be higher than that of the second half. We plan to invest in our community support and trust platforms in the first half of 2021, ensuring that we are ready for the rebound in travel when it comes.

Finally, we continue to expect capital expenditures in 2021 will be higher than that of 2020, but significantly lower than 2019.

Earnings Webcast

Airbnb will host an audio webcast to discuss its Q1 2021 results at 2 p.m. PT / 5 p.m. ET on Thursday, May 13, 2021. The link to the webcast, as well as an audio replay, will be made available on Airbnb’s Investor Relations website at https://investors.airbnb.com.

Interested parties can register for the call in advance by visiting http://www.directeventreg.com/ registration/event/3971249. After registering, instructions will be shared on how to join the call.

Following the call, a replay of the webcast will be available at the same website. A telephonic replay will be also available for three weeks following the call at (800) 585-8367 or (416) 621-4642 using conference ID: 3971249.

Investor Relations Contact

ir@airbnb.com

Press Contact

contact.press@airbnb.com

About Airbnb

Airbnb was born in 2007 when two Hosts welcomed three guests to their San Francisco home, and has since grown to 4 million Hosts who have welcomed over 800 million guest arrivals in almost every country across the globe. Every day, Hosts offer one-of-a-kind stays and unique Experiences that make it possible for guests to experience the world in a more authentic, connected way.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”); the Company’s expectations regarding the impact of the COVID-19 pandemic on its business, travel trends, and the travel industry; the Company’s expectations regarding and its plans to prepare for a travel rebound, including those relating to its marketing and Host recruitment campaigns, improvements to customer support products, enhancements to safety protocols, and the scaling of operations by ramping its third-party support team; the potential opportunities for host earnings; the Company’s expectations regarding its financial performance, including its revenue, Adjusted EBITDA, Free Cash Flow, expenses, costs, and capital expenditures; the Company’s expectations regarding future operating performance, including Nights and Experiences Booked, and GBV; the Company’s expectations regarding the resilience of its model; and the Company’s business strategy, plans, and objectives for future operations, including its strategy to increase brand marketing. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the effects of the COVID-19 pandemic on the Company’s business, the travel industry, travel trends, and the global economy generally; the declining trend of the Company’s Adjusted EBITDA and Free Cash Flow; the slowing of the Company’s revenue growth rate; the Company’s ability to retain existing Hosts and guests and add new Hosts and guests; any further and continued decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s Hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives, including measures to improve trust and safety; the Company’s operations in international markets; the Company’s substantial level of indebtedness; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent Form 10-Qs and Form 8-Ks, which will be on file with the SEC and available on the investor relations page of the Company’s website. All forward looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter.

Non-GAAP Financial Measures

In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow.

Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense and stock-settlement obligations related to the IPO; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA margins to corresponding net income margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA also excludes certain items related to transactional tax matters, for which management believes it is probable that we may be held jointly liable with Hosts in certain jurisdictions.

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

•

Adjusted EBITDA does not reflect interest income (expense) and other income (expense), net, which include loss on extinguishment of debt and unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments, including the warrants issued in connection with a term loan agreement entered into in April 2020. We amended the anti-dilution feature in the warrant agreements in March 2021. The balance of the warrants of $1.3 billion was reclassified from liability to equity as the amended warrants met the requirements for equity classification and are no longer remeasured at each reporting period;

•

Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy, as well as stock-settlement obligations, which represent employer and related taxes related to the IPO;

•

Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price. The changes in fair value of contingent consideration were insignificant prior to the fourth quarter of 2020;

•

Adjusted EBITDA does not reflect net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and

•	Adjusted EBITDA does not reflect restructuring charges, which include severance and other employee costs, lease impairments, and contract amendments and terminations.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net loss and our other GAAP results.

Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our Hosts and guests and amounts payable to our Hosts and guests do not impact Free Cash Flow, except interest earned on these funds. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure.

Quarterly Summary

	2019				2020				2021
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1

Nights and Experiences Booked	81.3M	83.9M	85.9M	75.8M	57.1M	28.0M	61.8M	46.3M	64.4M

Y/Y					(30)%	(67)%	(28)%	(39)%	13%

Y/2Y									(21)%

Gross Booking Value	$10.0B	$9.8B	$9.7B	$8.5B	$6.8B	$3.2B	$8.0B	$5.9B	$10.3B

Y/Y					(32)%	(67)%	(17)%	(31)%	52%

Y/2Y									3%

Gross Booking Value per Night and Experience Booked	$122.36	$117.14	$112.39	$112.63	$118.45	$114.18	$129.95	$127.56	$159.82

Y/Y					(3)%	(3)%	16%	13%	35%

Y/2Y									31%

					2020				2021
					Q1	Q2	Q3	Q4	Q1

Revenue					$842M	$335M	$1,342M	$859M	$887M

Y/Y					0%	(72)%	(18)%	(22)%	5%

Constant currency basis Y/Y					2%	(72)%	(19)%	(22)%	3%

Net income (loss)					$(341)M	$(576)M	$219M	$(3,888)M	$(1,172)M

Adjusted EBITDA					$(334)M	$(397)M	$501M	$(21)M	$(59)M

Net cash provided by (used in) operating activities					$(570)M	$(256)M	$336M	$(139)M	$494M

Free Cash Flow					$(585)M	$(263)M	$328M	$(147)M	$487M

Cash, restricted cash, and marketable securities					$2,484M	$4,169M	$4,551M	$6,425M	$6,589M

Funds receivable and amounts held on behalf of customers					$2,688M	$3,326M	$2,354M	$2,181M	$4,015M

Unearned fees					$658M	$694M	$460M	$408M	$946M

Condensed Consolidated Statements of Operations

Unaudited (in thousands, except per share amounts)

	Three Months Ended March 31
	2020	2021

Revenue	$ 841,830	$ 886,936

Costs and expenses:

Cost of revenue	277,772	254,515

Operations and support (1)	221,787	185,436

Product development (1)	258,819	363,061

Sales and marketing (1)	317,179	229,125

General and administrative (1)	91,762	189,762

Restructuring charges (1)	-	111,982

Total costs and expenses	1,167,319	1,333,881

Loss from operations	(325,489)	(446,945)

Interest income	13,649	3,052

Interest expense	1,510	(421,911)

Other income (expense), net	(46,760)	(300,098)

Loss before income taxes	(357,090)	(1,165,902)

Provision for (benefit from) income taxes	(16,485)	6,309

Net loss	$(340,605)	$(1,172,211)

Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(1.30)	$(1.95)

Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	262,509	600,960

(1) Includes stock-based compensation expense as follows:
	Three Months Ended March 31
	2020	2021

Operations and support	$ 949	$ 11,412

Product development	22,436	143,715

Sales and marketing	6,048	25,901

General and administrative	12,193	48,457

Restructuring charges	-	(11)

Stock-based compensation expense	$ 41,626	$ 229,474

Condensed Consolidated Balance Sheets

Unaudited (in thousands)

	Dec 31, 2020	March 31, 2021

Assets

Current assets:

Cash and cash equivalents	$ 5,480,557	$ 4,482,641

Marketable securities	910,700	2,086,666

Restricted cash	33,846	19,914

Funds receivable and amounts held on behalf of customers	2,181,329	4,014,876

Prepaids and other current assets	309,954	322,544

Total current assets	8,916,386	10,926,641

Property and equipment, net	270,194	210,953

Operating lease right-of-use assets	384,068	301,020

Intangible assets, net	75,886	69,325

Goodwill	655,801	654,017

Other assets, noncurrent	189,164	177,121

Total assets	$10,491,499	$12,339,077

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$ 79,898	$ 116,688

Operating lease liabilities, current	56,586	54,867

Accrued expenses and other current liabilities	2,414,071	1,440,557

Funds payable and amounts payable to customers	2,181,329	4,014,876

Unearned fees	407,895	946,204

Total current liabilities	5,139,779	6,573,192

Long-term debt, net of current portion	1,815,562	1,979,398

Operating lease liabilities, noncurrent	430,905	422,759

Other liabilities, noncurrent	203,470	204,305

Total liabilities	7,589,716	9,179,654

Stockholders’ equity:

Common stock	60	61

Additional paid-in capital	8,904,791	10,339,480

Accumulated other comprehensive income (loss)	2,639	(2,200)

Accumulated deficit	(6,005,707)	(7,177,918)

Total stockholders’ equity	2,901,783	3,159,423

Total liabilities and stockholders’ equity	$10,491,499	$12,339,077

Condensed Consolidated Statements of Cash Flows

Unaudited (in thousands)

	Three Months Ended March 31

	2020	2021

Cash flows from operating activities:

Net loss	$(340,605)	$(1,172,211)

Adjustments to reconcile net loss to cash provided by (used in) operating activities:

Depreciation and amortization	33,872	38,252

Bad debt expense	27,128	7,305

Stock-based compensation expense	41,626	229,474

Impairment of investments	45,636	-

(Gain) loss on investments, net	31,601	(12,171)

Change in fair value of warrant liability	-	291,987

Amortization of debt discount and debt issuance costs	-	5,405

Noncash interest (income) expense, net	(3,949)	1,716

Foreign exchange gain	(38,228)	(9,151)

Impairment of long-lived assets	-	112,545

Loss on extinguishment of debt	-	377,248

Other, net	(9,463)	6,978

Changes in operating assets and liabilities, net of acquisitions:

Prepaids and other assets	(136,952)	672

Operating lease right-of-use assets	5,355	7,462

Accounts payable	20,510	37,326

Accrued expenses and other liabilities	(225,617)	39,849

Operating lease liabilities	(3,800)	(6,650)

Unearned fees	(16,944)	538,332

Net cash provided by (used in) operating activities	(569,830)	494,368

Cash flows from investing activities:

Purchases of property and equipment	(15,667)	(7,706)

Purchases of marketable securities	(277,324)	(1,581,425)

Sales of marketable securities	69,295	248,185

Maturities of marketable securities	225,455	168,660

Other investing activities, net	500	-

Net cash provided by (used in) investing activities	2,259	(1,172,286)

Condensed Consolidated Statements of Cash Flows Continued

Unaudited (in thousands)

	Three Months Ended March 31

	2020	2021

Cash flows from financing activities:

Taxes paid related to net share settlement of equity awards	$-	$(15,054)

Principal repayment of long-term debt	-	(1,995,000)

Prepayment penalty on long-term debt	-	(212,883)

Proceeds from issuance of convertible senior notes, net of issuance costs	-	1,979,166

Purchases of capped calls related to convertible senior notes	-	(100,200)

Proceeds from exercise of stock options	241	47,793

Change in funds payable and amounts payable to customers	(339,427)	1,863,712

Other financing activities, net	(16)	-

Net cash provided by (used in) financing activities	(339,202)	1,567,534

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(97,117)	(72,287)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(1,003,890)	817,329

Cash, cash equivalents, and restricted cash, beginning of period	5,143,443	7,668,252

Cash, cash equivalents, and restricted cash, end of period	$4,139,553	$8,485,581

Key Business Metrics

(in millions)

	Three Months Ended March 31

	2020	2021

Nights and Experiences Booked	57.1	64.4

Gross Booking Value	$6,766.5	$10,289.7

We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Experiences Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way.

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss).

Adjusted EBITDA Reconciliation

(in thousands)

	Three Months Ended
	Mar 31, 2019	Mar 31, 2020	Jun 30, 2020	Sept 30, 2020	Dec 31, 2020	Mar 31, 2021

Net income (loss)	$(292,027)	$(340,605)	$(575,588)	$219,328	$(3,887,851)	$(1,172,211)

Adjusted to exclude the following:

Provision for (benefit from) income taxes	13,065	(16,485)	(63,810)	87,724	(104,651)	6,309

Other (income) expense, net	(6,531)	46,760	12,848	56,143	831,469	300,098

Interest expense	1,818	(1,510)	49,191	59,867	64,140	421,911

Interest income	(22,304)	(13,649)	(5,856)	(4,325)	(3,287)	(3,052)

Depreciation and amortization	21,026	33,872	29,928	29,638	32,438	38,252

Stock-based compensation expense [1]	14,063	41,626	39,566	29,433	2,891,523	229,485

Stock-settlement obligations related to IPO	-	-	-	-	103,411	-

Acquisition-related impacts	-	-	-	-	37,215	7,989

Net changes in lodging tax reserves	23,025	(84,280)	2,154	907	688	599

Restructuring charges	-	-	114,241	22,728	14,386	111,982

Adjusted EBITDA	$(247,865)	$(334,271)	$(397,326)	$501,443	$(20,519)	$(58,638)

1 Excludes stock-based compensation related to restructuring, which is included in restructuring charges in the table above.

The following is a reconciliation of Free Cash Flow to the most comparable GAAP measure, net cash provided by (used in) operating activities.

Free Cash Flow Reconciliation

(in thousands)

	Three Months Ended
	Mar 31, 2020	Jun 30, 2020	Sept 30, 2020	Dec 31, 2020	Mar 31, 2021

Net cash provided by (used in) operating activities	$(569,830)	$(256,462)	$335,670	$(139,110)	$ 494,368

Purchases of property and equipment	(15,667)	(6,186)	(7,636)	(7,882)	(7,706)

Free Cash Flow	$(585,497)	$(262,648)	$328,034	$(146,992)	$ 486,662

Other cash flow components:

Net cash provided by (used in) investing activities	$ 2,259	$(581,070)	$(237,293)	$ 895,694	$(1,172,286)

Net cash provided by (used in) financing activities	$(339,202)	$2,543,390	$(1,029,981)	$1,766,607	$ 1,567,534

The following is a reconciliation of operating expense line items less stock-based compensation and acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements.

Reconciliation of Non-GAAP Operating Expenses

(in thousands)

	Three Months Ended March 31

	2020	2021

Operations and support	$221,787	$185,436

Less: Stock-based compensation	(949)	(11,412)

Operations and support excluding stock-based compensation	$220,838	$174,024

Product development	$258,819	$363,061

Less: Stock-based compensation	(22,436)	(143,715)

Product development excluding stock-based compensation	$236,383	$219,346

Sales and marketing	$317,179	$229,125

Less: Stock-based compensation	(6,048)	(25,901)

Less: Acquisition-related impacts	-	(7,989)

Sales and marketing excluding stock-based compensation and acquisition-related impacts	$311,131	$195,235

General and administrative	$91,762	$189,762

Less: Stock-based compensation	(12,193)	(48,457)

General and administrative excluding stock-based compensation	$79,569	$141,305

Restructuring charges	$-	$111,982

Less: Stock-based compensation	-	11

Restructuring charges excluding stock-based compensation	$-	$111,993

Glossary

Nights and Experiences Booked	Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period.

Gross Booking Value	Gross Booking Value (“GBV”) represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period.

Revenue	Revenue consists of service fees, net of incentives and refunds, charged to our customers.

Adjusted EBITDA	Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense and stock-settlement obligations related to the IPO; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges.

Adjusted EBITDA Margin	Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.

Free Cash Flow	Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment.